Exhibit (3.1)
                                    RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                          NATIONAL RESEARCH CORPORATION


             Pursuant to Section 21-20,122 of the Nebraska Business Corporation Act, these Restated Articles of Incorporation shall supersede and take the place of the corporation's heretofore existing Revised Articles of Incorporation and all amendments thereto.

                                    ARTICLE 1

             The name of the corporation is National Research Corporation.

                                    ARTICLE 2

             The period of existence of the corporation shall be perpetual.

                                    ARTICLE 3

             The purpose of the corporation is to engage in any lawful business or purpose whatever for which corporations may be organized under the Nebraska Business Corporation Act.

                                    ARTICLE 4

             The aggregate number of shares which the corporation shall have the authority to issue shall be Twenty-Two Million (22,000,000) shares, consisting of: (i) Twenty Million (20,000,000) shares of a class designated as "Common Stock," with a par value of $.001 per share; and
   (ii) Two Million (2,000,000) shares of a class designated as "Preferred Stock," with a par value of $.01 per share. Upon the effectiveness of these Restated Articles of Incorporation, each issued and outstanding share of Common Stock, $.10 par value per share, of the corporation held of record by each shareholder of the corporation immediately prior to such effectiveness and each share held in the corporation's treasury shall automatically and without need of any further action on the part of any shareholder be reclassified into 240.516421 shares of Common Stock, with a par value of $.001 per share. No scrip or fractional shares will be issued by reason of this reclassification. In lieu thereof, fractional shares shall be converted into the right to receive a cash amount obtained by multiplying $11.00 by the fractional share, if any, due each shareholder as a result of this recapitalization.

             The designation, relative rights, preferences and limitations of the shares of each class and the authority of the Board of Directors of the corporation to establish and to designate series of Preferred Stock and to fix variations in the relative rights, preferences and limitations as between such series, shall be as set forth herein.


             A.   Preferred Stock.

             (1) Series and Variations Between Series. The Board of Directors of the corporation is authorized, to the full extent permitted under the Nebraska Business Corporation Act and the provisions of this Section A, to provide for the issuance of the Preferred Stock in series, each of such series to be distinctively designated, and to have such redemption rights, dividend rights, rights on dissolution or distribution of assets, conversion or exchange rights, voting powers, designations, preferences and relative participating, optional or other special rights, if any, and such qualifications, limitations or restrictions thereof as shall be provided by the Board of Directors of the corporation consistent with the provisions of this Article 4.

             (2) Dividends. Before any dividends shall be paid or set apart for payment upon shares of Common Stock, the holders of each series of Preferred Stock shall be entitled to receive dividends at the rate (which may be fixed or variable) and at such times as specified in the particular series. The holders of shares of Preferred Stock shall have no rights to participate with the holders of shares of Common Stock in any distribution of dividends in excess of the preferential dividends, if any, fixed for such Preferred Stock.

             (3) Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the holders of shares of each series of Preferred Stock shall be entitled to receive out of the assets of the corporation in money or money's worth the preferential amount, if any, specified in the particular series for each share at the time outstanding together with all accrued but unpaid dividends thereon, before any of such assets shall be paid or distributed to holders of Common Stock. The holders of Preferred Stock shall have no rights to participate with the holders of Common Stock in the assets of the corporation available for distribution to shareholders in excess of the preferential amount, if any, fixed for such Preferred Stock.

             (4) Voting Rights. The holders of Preferred Stock shall have only such voting rights as are fixed for shares of each series by the Board of Directors pursuant to this Section A or are provided, to the extent applicable, by the Nebraska Business Corporation Act.

             B.   Common Stock.

             (1) Dividends. Subject to the provisions of this Article 4, the Board of Directors of the corporation may, in its sole discretion, out of funds legally available for the payment of dividends and at such times and in such manner as determined by the Board of Directors, declare and pay dividends or other distributions on the Common Stock.

             (2) Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation, after there shall have been paid to or set aside for the holders of Preferred Stock the full preferential amounts, if any, to which they are entitled, the holders of outstanding shares of Common Stock shall be entitled to receive pro rata, according to the number of shares held by each, the remaining assets of the corporation available for distribution.

             (3) Voting Rights. Except as otherwise provided by the Nebraska Business Corporation Act, and except as may be determined by the Board of Directors with respect to Preferred Stock pursuant to Section A of this Article 4, only the holders of Common Stock shall be entitled to vote for the election of directors of the corporation and for all other corporate purposes. Upon any such vote the holders of Common Stock shall, except as otherwise provided by law, be entitled to one vote for each share of Common Stock held by them respectively.

             C.   Preemptive Rights.

             No holder of shares of any class of capital stock of the corporation shall have any preferential or preemptive right to acquire unissued shares or securities convertible into unissued shares or conveying a right to subscribe for or acquire shares, unless otherwise determined by the Board of Directors.

                                    ARTICLE 5

             A. Classification, General Powers, Number and Tenure of Directors. The directors of the corporation shall be divided into three classes, designated as Class I, Class II and Class III, with each class containing one-third of the total number of directors (as near as may be) as set forth in Section 3.01 of Article III of the corporation's Restated By-Laws (as such Section shall exist from time to time). The general powers, number, tenure and qualifications of the directors of the corporation shall be as set forth in Sections 3.01 and 3.02 of Article III of the Restated By-Laws of the corporation (and as such Sections shall exist from time to time). Such Sections 3.01 and 3.02 of the Restated By-Laws, or any provision thereof, may only be amended, altered, changed or repealed by the affirmative vote of shareholders holding at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the then outstanding shares of all classes of capital stock of the corporation generally possessing voting rights in the election of directors, considered for this purpose as a single class; provided, however, that the Board of Directors, by resolution adopted by the Requisite Vote (as hereinafter defined), may amend, alter, change or repeal Sections 3.01 and
   3.02 of the Restated By-Laws, or any provision thereof, without a vote of the shareholders. As used herein, the term "Requisite Vote" shall mean the affirmative vote of at least two-thirds of the directors then in office plus one director, but in no case more than all of the directors then in office.

             B. Removal of Directors. Any director may be removed from office, but only for Cause (as hereinafter defined) by the affirmative vote of holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the then outstanding shares of stock of the voting group of shareholders that elected the director to be removed; provided, however, that if the Board of Directors by resolution adopted by the Requisite Vote shall have recommended removal of a director, then the shareholders may remove such director from office without Cause by a majority vote of such outstanding shares. As used herein, "Cause" shall exist only if the director whose removal is proposed (i) has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal or (ii) has been adjudged by a court of competent jurisdiction to be liable for willful misconduct in the performance of his or her duties to the corporation in a matter which has a material adverse effect on the business of the corporation and such adjudication is no longer subject to direct appeal.

             C. Vacancies. Any vacancy occurring in the Board of Directors, including a vacancy created by the removal of a director or an increase in the number of directors, shall be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum of the Board of Directors; provided, however, that if the vacant office was held by a director elected by a voting group of shareholders, only the remaining directors elected by that voting group shall fill the vacancy. For purposes of this Article 5, a director elected by directors to fill a vacant office pursuant to this Section C shall be deemed to be a director elected by the same voting group of shareholders that elected the director(s) who voted to fill the vacancy. Any director elected pursuant to this Section C shall serve until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified.

             D.   Amendments.

                  (1) Notwithstanding any other provision of these Restated Articles of Incorporation, the provisions of this Article 5 may be amended, altered, changed or repealed only by the affirmative vote of shareholders holding at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the then outstanding shares of all classes of capital stock of the corporation generally possessing voting rights in the election of directors, considered for this purpose as a single class.

                  (2) Notwithstanding the foregoing and any provisions in the Restated By-Laws of the corporation, whenever the holders of any one or more series of Preferred Stock issued by the corporation pursuant to
   Article 4 hereof shall have the right, voting separately as a class or by series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the series of Preferred Stock applicable thereto, and such directors so elected shall not be divided into classes unless expressly provided by the terms of the applicable series.

                                    ARTICLE 6

             The address of the registered office of the corporation shall be 1033 "O" Street, Suite 400, Lincoln, Nebraska 68508.

                                    ARTICLE 7

             The name of the registered agent of the corporation at such address shall be Michael D. Hays.

                                    ARTICLE 8

             These Restated Articles of Incorporation may be amended solely as authorized herein and by law at the time of amendment.

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